Exhibit 10.1

Resignation Agreement

Agreement made this 12th day of December, 2014 (hereinafter referred to as the “Agreement”), between David Stehlin (“Stehlin”), and MRV Communications, Inc. (the “Company”).

W I T N E S S E T H :

WHEREAS, Stehlin has been employed with the Company in various positions including President and Chief Executive Officer;

WHEREAS, Stehlin has expressed a desire to resign from his employment with the Company; and

WHEREAS, the Company and Stehlin now desire to end the employment relationship amicably.

NOW, THEREFORE, in consideration of the premises and of the representations, promises and obligations herein contained, the parties hereto agree as follows:

1.                                      The parties agree that Stehlin’s employment with the Company will cease on December 12, 2014 (the “Resignation Date”) and that Stehlin will no longer be an employee, director or officer of the Company. The parties also agree that the employment agreement between the Company and Stehlin, dated as of February 1, 2013 (the “Employment Agreement”), will no longer be of any force or effect; provided, however, that Sections 7.1, 7.2, 7.3, 7.4, 7.5 7.6, 7.7, 8 and 12 shall survive the expiration of the Employment Agreement and remain in full force and effect.  Stehlin hereby resigns as an officer and a member of the Board of Directors of the Company and all of its subsidiaries or affiliates, including Tecnonet and Appointech, effective as of the Resignation Date.

2.                                      The Company agrees to pay Stehlin (i) an amount equal to 60 days’ of base salary, less lawful deductions, in lieu of notice in accordance with Section 4.3 of the

Employment Agreement, (ii) any unpaid portion of base salary earned by Stehlin through the Resignation Date and (iii) an additional bonus payment of $50,000.  These payments will be made on the Company’s first regularly scheduled pay date following the Resignation Date.  The Company also agrees to continue to pay Stehlin’s salary at the rate of $13,865.38 per biweekly pay period, less lawful deductions, for a period of six months following the Resignation Date, on the Company’s regularly scheduled pay dates.  The Company also agrees to reimburse Stehlin for any unreimbursed expenses incurred prior to the Resignation Date.

3.                                      In the event that Stehlin elects continuation coverage under COBRA, the Company will pay the premiums for Stehlin’s participation in the medical and dental programs for a period equal to the lesser of (i) 12 months beginning on the first day of the month following the Resignation Date, or (ii) Stehlin becoming eligible for comparable benefits under a group health plan of another employer.  Stehlin shall not be entitled to participate in any other benefit programs offered to employees by MRV.

4.                                      The Company and Stehlin agree that all unvested stock options and restricted stock units which were granted to him by the Company are hereby forfeited, and acknowledge that the 4,205 restricted stock units and 8,409 options to purchase shares of the Company’s common stock granted to Stehlin in lieu of a cash bonus on April 1, 2014 are fully vested as of the Resignation Date.

5.                                      As a fundamental condition of this Agreement and the payments and benefits provided for herein, Stehlin shall execute the release annexed as Exhibit A hereto (the “Release”) and comply fully with all of his obligations under Section 7 of the Employment Agreement.

6.                                      Stehlin shall continue to be indemnified by the Company to the fullest extent as provided by the Company’s by-laws, Delaware Law, and the Company’s Directors and Officers liability insurance.

7.                                      Stehlin agrees to keep confidential the terms of this Agreement and not to disclose any term of this Agreement to any other person or entity, except for Stehlin’s family, accountants and attorneys, and except if to the extent such terms are publicly disclosed by the Company in a public filing.  In the event that Stehlin is required by law to disclose any term of this Agreement, Stehlin agrees to give the Company ten days’ written notice prior to any such disclosure, or such shorter time period as mandated by law or is otherwise practicable.  The parties acknowledge that this Agreement may be part of a public filing.

8.                                      Stehlin shall not make any statements, either directly or through other persons or entities, which are disparaging to the Company or any of its affiliates, management, officers, directors, employees, agents, services, products, operations, prospects or other matters relating to the Company’s businesses.  In that regard, Stehlin shall not make or encourage others to make any statement or release any information that is intended to, or reasonably could be foreseen to, embarrass or criticize the Company or its affiliates, employees, managers, directors, or officers, individually or as a group.  The Company, through its officers and directors, shall not make any statements which are disparaging to Stehlin.  Nothing in this paragraph shall prevent either party from providing truthful testimony in connection with a legal or administrative proceeding or pursuant to a validly issued subpoena or other legal process.

9.                                      Stehlin agrees that in the event he violates any of the provisions of this Agreement or the Release, the Company shall have the right to (i) cease making all payments due in accordance with this Agreement and (ii) cease to provide benefits as set forth in paragraph 3 herein.

10.                               Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To Stehlin at:	[Redacted]
[Redacted]

To the Company at:	MRV Communications, Inc.
20415 Nordhoff Street
Chatsworth, CA 91311
Attn.: President

With a copy to:	Steven I. Suzzan, Esq.
Fulbright & Jaworski L.L.P.
666 Fifth Avenue, 31st Floor
New York, New York 10103

or at such other address as may be indicated in writing by any party to the other parties in the manner provided herein for giving notice.

11.                               In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.  This Agreement will survive the termination of any arrangements contained herein and is binding on and will inure to the benefit of each of the parties and their respective affiliates, heirs, executors, administrators, successors and assigns.

12.                               This Agreement shall be governed by the substantive laws of the State of New York, without giving effect to any principles of conflicts of law.  The parties agree that any claims shall be brought exclusively in a state or federal court located in New York and that the nexus is appropriate.

13.                               Each of the parties agrees to do and perform or cause to be done and performed all further acts and shall execute and deliver all other documents necessary on its part to carry out the intent and accomplish the purposes of this Agreement and the transaction contemplated hereby.

14.                               This Agreement sets forth the entire agreement between the parties hereto concerning the subject matter hereof and may not be changed without the written consent of each of the parties.

IN WITNESS WHEREOF, the parties have each executed this Agreement as of the date first written above.

MRV Communications, Inc.

By:	/s/ Kenneth Traub
Name: Kenneth Traub
Title: Chairman

/s/ David Stehlin
David Stehlin

EXHIBIT A
FORM OF RELEASE

I, David Stehlin, in consideration of certain payments and benefits provided to be by MRV Communications, Inc. (together with its subsidiaries, the “Company”), do hereby release and forever discharge as of the date hereof the Company and its and their present and former directors, officers, agents, representatives, employees, attorneys, predecessors, successors and assigns of the Company (collectively, the “Released Parties”) to the extent provided below.

1.              I understand that any payments or benefits paid or granted to me represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled.  I understand and agree that I will not receive the payments and benefits specified in Section 5.1 of the Employment Agreement between me and the Company, dated February 1, 2013 (the “Agreement”), unless I execute and effectuate this General Release.  Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.  I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.              Except with respect to obligations to me under the Agreement that expressly survive the termination of my employment with the Company, I knowingly and voluntarily (on behalf of myself, my spouse, my heirs, executors, administrators, agents and assigns, past and present) fully and forever release and discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, liens, contracts, covenants, suits, rights, obligations, expenses, judgments, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, orders and liabilities of whatever kind or nature, in law and in equity, in contract or in tort, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, vested or contingent, suspected, or claimed, against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; including the Massachusetts Fair Employment Law, the California Fair Employment and Housing Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (collectively, the “Claims”).

3.              It is a further condition of the consideration herein and is my intention in executing this Agreement that the same shall be effective as a bar as to each and every claim, demand and cause of action hereinabove specified and, in furtherance of this intention, I hereby expressly waive any and all rights or benefits conferred by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of actions, if any, as well as those relating to any other claims, demands and causes of actions hereinabove specified.  SECTION 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.

I acknowledge that I may hereafter discover claims or facts in addition to or different from those which I now know or believe to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement.  Nonetheless, I hereby waive any right, claim or causes of action that might arise as a result of such different or additional claims or facts.  I acknowledge that I understand the significance and consequence of such release and such specific waiver of SECTION 1542. I agree that this General Release will cover all claims of every nature and kind whatsoever, which you may have, known or unknown, suspected or unsuspected, past or present, which you may have against MRV Communications, Inc.

4.              I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Section 2 above.

5.              IN SIGNING THIS GENERAL RELEASE, I ACKNOWLEDGE AND INTEND THAT IT SHALL BE EFFECTIVE AS A BAR TO EACH AND EVERY ONE OF THE CLAIMS, DEMANDS AND CAUSES OF ACTION HEREINABOVE MENTIONED OR IMPLIED.  I EXPRESSLY CONSENT THAT THIS GENERAL RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH AND ALL OF ITS EXPRESS TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS (NOTWITHSTANDING ANY STATE STATUTE THAT EXPRESSLY LIMITS THE EFFECTIVENESS OF A GENERAL RELEASE OF UNKNOWN, UNSUSPECTED AND UNANTICIPATED CLAIMS), IF ANY, AS WELL AS THOSE RELATING TO ANY OTHER CLAIMS HEREINABOVE MENTIONED OR IMPLIED.  I ACKNOWLEDGE AND AGREE THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS GENERAL RELEASE AND THAT WITHOUT SUCH WAIVER THE COMPANY WOULD NOT HAVE AGREED TO THE TERMS OF THE AGREEMENT.  I FURTHER AGREE THAT IN THE EVENT I SHOULD BRING A CLAIM SEEKING DAMAGES AGAINST THE COMPANY, OR IN THE EVENT I SHOULD SEEK TO RECOVER AGAINST THE COMPANY IN ANY CLAIM BROUGHT BY A GOVERNMENTAL AGENCY ON MY BEHALF, THIS GENERAL RELEASE SHALL SERVE AS A COMPLETE DEFENSE TO SUCH CLAIMS AS TO MY RIGHTS AND ENTITLEMENTS TO THE MAXIMUM EXTENT PERMITTED BY LAW.  I FURTHER AGREE THAT I AM NOT AWARE OF ANY PENDING CHARGE OR

COMPLAINT OF THE TYPE DESCRIBED IN SECTION 2 AS OF THE EXECUTION OF THIS GENERAL RELEASE.

6.              I agree that I am waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any other form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including right to file administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

7.              I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission or acknowledgement by the Company, any Released Party or myself of any improper or unlawful conduct.

8.              I agree that I will (a) forfeit all amounts payable by the Company pursuant to Section 5.1 of the Agreement and (b) to the maximum extent permitted by applicable law, immediately return to the Company all amounts paid by the Company pursuant to Section 5.1 of the Agreement, in each case, if I challenge the validity of this General Release.  I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including but not limited to reasonable attorneys’ fees, and return all payments received by me pursuant to Section 5.1 of the Agreement.

9.              I agree and acknowledge that the provisions, conditions and negotiations of this General Release are confidential and agree not to disclose any information regarding the terms, conditions and negotiations of this General Release, nor transfer any copy of this General Release, communicate or disclose or otherwise refer or allude to the substance of this General Release to any person or entity, other than my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by applicable law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.       Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity having authority over the Company.

11.       I agree to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments.  I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, (including lodging and meals), upon my submission of receipts. I understand that, to the extent permitted by its Certificate of Incorporation and By-laws and subject to applicable law, the Company will continue to indemnify, defend and hold me harmless from and against any claim, liability or expense (including reasonable attorneys’ fees) made against or incurred by me as a result of my employment with the Company or any subsidiary or other affiliate of the Company, including service as an officer or director of the Company or any subsidiary or other affiliate of the Company.

12.       I agree not to disparage the Company and its affiliates, its past and present investors, officers, directors, agents, employees, agents, services, products operations, prospects or other matters relating to the Company and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained.  I further represent that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, electronic or otherwise, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I have not retained any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data. Notwithstanding the foregoing, I understand that the Company will return my Company laptop and Ipad after the Company has had a reasonable opportunity to ‘wipe’ such devices and remove all Company-related data and information.

13.       Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14.       Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15.       This General Release shall be binding upon and inure to the benefit of each of the parties hereto and the heirs, executors, successors and assigns of each of the parties.

16.       This General Release shall be governed by and construed in accordance with the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required hereby.

17.       This General Release constitutes the entire agreement among the parties with respect to the subject matter of this General Release and supersedes any prior agreements and understandings with respect to such subject matter.  This General Release may be changed, waived, modified or terminated only by a written instrument signed by both parties to this agreement.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)                I HAVE READ IT CAREFULLY;

(ii)                                            I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED;

(iii)                                         I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)                                        I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT, I HAVE HAD THE OPPORTUNITY TO SO CONSULT, AND HAVE AVAILED MYSELF OF SUCH ADVICE TO THE EXTENT I HAVE DEEMED NECESSARY TO MAKE A VOLUNTARY AND INFORMED CHOICE TO EXECUTE THIS AGREEMENT;

(v)                                           I HAVE HAD AT LEAST TWENTY-ONE (21) DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT;

(vi)                                        I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT, SUCH REVOCATION TO BE RECEIVED IN WRITING BY THE COMPANY BY THE END OF THE SEVENTH DAY AFTER THE DATE HEREOF, AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)                                     I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(viii)                                  AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATED AS OF DECEMBER 12, 2014

/s/ David Stehlin
David Stehlin